FOR IMMEDIATE RELEASE:

   For Additional Information:
   Steve Khoshabe, Executive Vice President/CFO  Spencer Maus, Director
   United Financial Mortgage Corporation         Dresner Corporate Servics, Inc.
   630-571-7222                                  312-726-3200, extension 204
   www.ufmc.com                                  smaus@dresnerco.com
   sk@ufmc.com


    United Financial Mortgage Corporation Loan Volume Increases 80% in
                               Calendar 1998

   Chicago, IL - January 26, 1999 - United Financial Mortgage Corporation (CHX: "UFM"), of Oak Brook, IL announced Calendar Year 1998 mortgage loan volume increased 80% to $344,736,674 as compared to $190,898,247 for the same calendar year period in 1997. During the recent calendar year United Financial completed the acquisition of certain assets of Mortgage Service America, Inc. (MSA) of Lombard, IL and commenced use of an automated loan underwriting system.

   Mr. Joseph Khoshabe, President of United Financial Mortgage
   Corporation stated "We are very pleased with the results during calendar 1998. The increase in our loan volume was attributable to a favorable interest rate environment and our internal and external expansion achievements."

   United Financial Mortgage Corporation is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has regional offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply on-line for a mortgage.

   This press release may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.